Exhibit 10.7

                                                                    May 24, 2006

Wilbert van den Hoek
Novellus Corporation
4000 North 1st Street
San Jose, CA. 95134

         RE: Extension of Collaboration Agreement between Neah Power Systems, Inc. (a state of Washington corporation) and Novellus Systems, Inc.

Dear Wilbert:

This letter of Agreement ("Letter") confirms the terms of our agreement to renew, assign and extend ("Renewal") the Collaboration Agreement, dated as of April 1 , 2004 ("Collaboration Agreement"), between Neah Power Systems, Inc., a state of Washington corporation ("Neah") and Novellus Systems, Inc. ("Novellus"). The parties to this Letter are Novellus, Neah and Neah Power Systems, Inc., a Nevada corporation (formerly, Growth Mergers, Inc.), the parent corporation of Neah after giving effect to the merger provided in that certain Agreement and Plan of Merger, dated March 9, 2006, as amended April 12, 2006 (the "Merger Agreement"). Neah Power Systems, Inc., the Nevada corporation, is hereinafter referred to as "Purchaser."

It is acknowledged that the terms of this Letter are separate and apart from any other consideration contained in the Merger Agreement, and that the parties agree to execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Letter. The parties hereto covenant, warrant and represent to each other good faith, commercially reasonable cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Letter. All promises and covenants contained herein are mutual and dependent.

At the present time, the Collaboration Agreement between Neah and Novellus has expired. Subject to the terms of and in consideration for this Letter (including, without limitation, the timely completion and consumption of the items described in Paragraph 2 below and the obligations of Purchaser set forth in Paragraph 1 below), Novellus, Neah and Purchaser wish to affirm, renew and extend the Collaboration Agreement by changing the date at Section 6.1 thereof from December 31, 2005 to March 9, 2008 ("Extension"), and the Collaboration Agreement shall continue during the Extension in accordance with its terms, including, without limitation, those provisions thereof providing for Novellus to make available to Neah Novellus personnel and the payment to Novellus for such services and personnel upon the terms provided in the Collaboration Agreement. As consideration for the Extension, Purchaser, Neah and Novellus do hereby agree as to the following:

1.   Extension of Collaboration Agreement; Novellus Existing Indebtedness:

The Collaboration Agreement is hereby extended as provided for herein, and Purchaser hereby agrees to guarantee any outstanding obligations of Neah thereunder. To the extent that the Merger Agreement gives Novellus the opportunity to convert up to $150,000 of indebtedness owed by Neah to common stock of the Purchaser, Purchaser and Neah acknowledge and agree that Novellus has determined not to convert any of this indebtedness to common stock, with the result that such indebtedness remains outstanding and payable to Novellus by Neah and is guaranteed by Purchaser as provided above. This indebtedness will be due and payable on or before September 30, 2006.

2.   Cancellations of Old Warrants and Issuance of New Warrants

     (a) Within fourteen (14) days following the execution of this Letter (unless extended by mutual agreement of Purchaser and Novellus), Novellus shall be granted the right to purchase up to 4,705,000 shares of Purchaser Common Stock at a purchase price per share of $0.001 ("Warrant Stock"). This Warrant Stock may be acquired by Novellus or its permitted designee[s] immediately or at any time on or before April 30, 2011, after which date the right to acquire such Warrant Stock shall expire if unexercised. Novellus' right to purchase Warrant Stock and retain Warrant Stock shall be subject to Neah and Novellus achieving certain business and/or technical milestones under the Collaboration Agreement, as extended hereby, all as shall be negotiated reasonably and in good faith in the ninety (90) days following the date of the Letter Agreement and this Warrant (the "Milestones"). If Neah and Novellus fail to agree on the appropriate Milestones and/or vesting schedule within said ninety (90) day period, then either party shall have the right to terminate this letter, effective five (5) days following delivery of written notice to terminate to the other party. Any such termination shall cause the Collaboration Agreement to terminate and shall cause Novellus' right to purchase the Warrant Stock to terminate; provided that any obligations of Neah to pay Novellus any amounts hereunder or pursuant to the Collaboration Agreement that have accrued prior to termination shall survive such termination. If Novellus elects to purchase Warrant Stock before achieving the specified Milestones to be negotiated, such Warrant Stock shall be subject to a right in Purchaser to recover all or the portion of these Warrant Stock that relate to the business and/or technical milestones that Neah and Novellus have failed to achieve ("Repurchase Right"). The terms of this Repurchase Right are as specified in the Warrant, except as may be modified as part of the agreement of the parties as to the Milestones. The parties agree that Novellus shall only be entitled to recover from Purchaser the purchase price paid for any Warrant Stock subject to this Repurchase Right, irrespective of the actual price of Purchaser's Common Stock on the date of exercise of this Repurchase Right.

     (b) Novellus hereby agrees that any and all warrants or other options previously issued by Neah to Novellus are hereby cancelled and of no further effect and are replaced by the Warrant provided for herein. The parties further agree that these newly issued Warrants shall be delivered to Novellus in consideration of the agreement by Novellus: (i) to extend the Collaboration Agreement; (ii) to provide }Neah with all significant rights in its field of use for any technology jointly developed as a result of such collaboration; and
(iii) if Neah and Novellus are successful in reaching the Milestones, to provide Purchaser with further technical assistance as may be reasonably requested by Purchaser or Neah over the period of time beginning on the date of this Agreement and ending on February 28, 2013, unless terminated sooner by mutual consent.

     3. The Employment of Key Personnel

     (a) John Drewery: Novellus acknowledges that Neah intends to extend to John Drewery an employment offer, which offer shall include a grant of options to purchase up to 1,000,000 shares of the common stock of purchaser at an exercise price of $.20 per share upon Mr. Drewery becoming an employee of Neah. These options shall vest upon the achievement of the Milestones and upon completion of the continued services of Mr. Drewery for a period of two years from March 10, 2006. In the event that Neah is not successful in obtaining the employment of Mr. Drewery (or a suitable: replacement provided by Novellus in accordance with Section 2.2 of the Collaboration Agreement) for such two years and provided that the services of Mr. Drewery (or his replacement as provided above) are provided by Novellus for the same two year period to Neah, the aforesaid 1,000,000 options will be granted by Neah to Novellus. In the event that John Drewery becomes an employee of the Neah, any special severance package provided by Novellus existing as of March 9,2006 and, without amendment, as of the date of separation from Novellus for Mr. Drewery, shall continue as a term of his employment with Neah; (i) for a period of one year from the date Mr. Drewery becomes an employee of Neah provided that he remains as an employee of Neah for a minimum of six months from that date he becomes an employee of Neah (unless terminated by Neah without cause prior to such six month period); and
(ii) only shall operate if the value of his Neah options (measured by the: difference between the market price of Purchaser stock less the applicable exercise price) on the date he becomes an employee of Neah is less than $250,000.

     (b) Other Novellus Personnel, Justin Gaynor: Presently, Novellus provides the services of other employees pursuant to the terms of the Collaboration Agreement. Novellus shall continue to provide these services until the earlier of such services no longer being required or the termination of the Collaboration Agreement upon and subject to the terms set forth in the Collaboration Agreement, which include, without limitation, the timely payment to Novellus for such services. Since March 10, 2006, Mr. Justin Gaynor has terminated as an employee of Novellus, and Novellus shall replace Mr. Gaynor at the earliest practicable date in accordance with Section 2.2 of the Collaboration Agreement. This Letter shall not be deemed to modify Section 2.2 of the Collaboration Agreement, which sets forth the terms and conditions upon which Novellus provides its personnel to Neah and Purchaser.

4.   Technical Advisory Committee Chair

         Neah and the Purchaser shall retain the services of Wilbert van den Hoek, as Chairman of the Technical Advisory Board. Mr. van den Hook's continued service on the Technical Advisory Board and his position as Chairman shall be terminable at will by him or by Neah on notice to the other party. Novellus reserves the right to change the Novellus employee who serves as Chairman of the Technical Advisory Board of Neah in its reasonable discretion and substitute an alternative qualified Novellus employee in place of Mr. van den Hoek, and shall consult with Neah prior to such change if reasonably practicable. Any such individual's continued service on the Technical Advisory Board and his or her position as Chairman shall be terminable at will by such individual or by Neah on notice to the other party. In the event of any substitution on the Technical Advisory Board, any non-vested stock options of Purchaser granted to Mr. van den Hoek in his capacity as a member of Neah's Technical Advisory Board or to any other Novellus employee shall be regranted or otherwise transferred to such substitute on terms reasonably determined by the Compensation Committee of the Board of Directors of Purchaser.

5.   Rights to Options

     To the extent any stock options are granted by Purchaser pursuant to
Section 3 or 4 above or otherwise pursuant to the Collaboration Agreement in connection with services provided by Novellus personnel who are not at the time of vesting of said options employees of Neah, any such stock options shall be deemed held for and beneficially owned by Novellus and not for or by any individual grantee who remains art employee of Novellus at the time any such options vest in such grantee. Any options that vest after the time that any such individual becomes an employee of Neah shall be held nominally and beneficially by the individual grantee and not by Novellus. Neah and Purchaser agree that all income tax and other reporting with respect to such options that are deemed held for and beneficially owned by Novellus shall attribute arty income recognized in connection therewith to Novellus to the exclusion of the applicable Novellus employee. Novellus agrees that any options that may otherwise be granted pursuant to terms of the Collaboration Agreement in connection with services provided by Novellus personnel who are not at the time of grant employees of Neah shall be granted by Purchaser and not by Neah. Novellus further agrees that it will obtain written instruction from any individual grantee that Novellus deems holds these options beneficially for Novellus at the time of exercise of said options stating that such options have been held by such individual beneficially for Novellus and that the shares issued on exercise should be issued in the name of Novellus. If Novellus fails to obtain said instruction, then Purchaser shall deposit the shares issued on exercise in all escrow account with instructions that said shares shall only be distributed to the individual grantee or Novellus ("Contesting Parties") upon the agreement of said Contesting Parties or the final decision of a court of last resort with respect to the ownership of said shares.

6.   Stock Restrictions

     (a) The Warrant Stock issued pursuant to the Collaboration Agreement and this Letter shall not be registered securities and shall be subject to the same restrictions on resale as all unregistered securities of the Purchaser" In such connection, upon issuance of such Warrant Stock, Novellus shall execute a customary investment representation and the certificate evidencing such Warrant Stock shall contain the following legend:

          "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT REGISTRATION OF SUCH SECURITIES UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM OR THE RECEIPT BY THE COMPANY OF AN OPINION OF SHAREHOLDER'S COUNSEL, IN FORM ACCEPT ABLE TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH DISPOSITION."

     (b) Novellus acknowledges that Purchaser is a public company and to the extent required by applicable securities laws Purchaser reserves the right to use Novellus' name and describe transactions with Novellus in applicable public disclosures and filings with the Securities and Exchange Commission.

If the foregoing accurately reflects the substance of our mutual agreement and understanding, please so indicate by executing and returning a copy of this Letter in the space provided below.

                                            Very truly yours,
                                            "Purchaser"

                                            NEAR POWER SYSTEMS, INC.
                                            (a Nevada corporation, formerly,
                                            Growth Mergers, Inc.)


                                                     /s/ Paul Abramowitz
                                            By:      Paul Abramowitz
                                            Its:     President & CEO

                                            "Neah"
                                            NEAR POWER SYSTEMS, INC.
                                            (a Washington corporation)

                                                     /s/ Paul Abramowitz
                                            By:      Paul Abramowitz
                                            Its:     President & CEO

AGREED AND ACCEPTED AS OF THE DATE OF THIS LETTER:

NOVELLUS SYSTEMS, INC.


By:      /s/ Wilbert van den Hoek
         VP & Corp. Controller